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                                                 Exhibit 99.1

FOR IMMEDIATE RELEASE:   CONTACT:  DOUGLAS I. PAYNE
June 24, 1997                      SR.V.P.-Finance &
                                     Administration
                                   (540)627-2157


   STANLEY FURNITURE ANNOUNCES STOCK REPURCHASE FROM LEE FUND

STANLEYTOWN, VA., June 24, 1997 -- Stanley Furniture Company, Inc. (Nasdaq-NNM:STLY) today announced that its Board of Directors has approved the repurchase of 750,000 shares of its Common Stock from the M.L. Lee Acquisition Fund, L.P. and its affiliates at a purchase price of $20 per share. The Lee Fund, which currently owns approximately 34% of the Company's outstanding stock, will own 22% after this repurchase, which is expected to close by June 30, 1997.

Albert L. Prillaman, president and chief executive officer of Stanley Furniture Company, stated, "We believe that a repurchase of our shares is an attractive investment at this time. This repurchase reflects the Company's strong financial position as well as our confidence in the Company's future. In addition, this repurchase is expected to be accretive to earnings per share and will reduce the overhang caused by the Lee Fund's large holding."

The Company plans to finance the $15 million repurchase with available cash and borrowings under its bank credit facility. On a pro forma basis this transaction would add $.06 to earnings per share for the three month period ended March 30, 1997.

Established in 1924, Stanley Furniture Company is a leading manufacturer of furniture targeted at the upper-medium price range of the residential market. Manufacturing facilities are located in Stanleytown, VA, and Robbinsville, Lexington and West End, NC. Its Common Stock is traded on the NASDAQ stock market under the symbol STLY.

Certain statements made in this release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology. These statements reflect the Company's reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include the cyclical nature of the furniture industry, fluctuations in the price for lumber which is the most significant raw material used by the Company, competition in the furniture industry, capital costs and general economic conditions.